EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-142007, 333-168946, 333-189095 on Form S-8 and Registration Statement No. 333-169237 on Form S-3 of T-Mobile US, Inc. of our report dated March 1, 2013, except for the condensed consolidating financial information included in Note 22, as to which the date is June 18, 2013, relating to the financial statements of T-Mobile USA, Inc., which appears in this Current Report on Form 8-K of T-Mobile US, Inc. dated June 18, 2013.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
June 18, 2013